As filed with the Securities and Exchange Commission on March 27, 2009

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

HIGHWOODS PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	56-1871668
(State or other jurisdiction of	(IRS employer
incorporation or organization)	identification number)

3100 Smoketree Court, Suite 600

Raleigh, North Carolina 27604

(919) 872-4924

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive office)

Jeffrey D. Miller

Vice President, General Counsel and Secretary

Highwoods Properties, Inc.

3100 Smoketree Court, Suite 600

Raleigh, NC 27604

Phone: (919) 872-4924

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Jeffrey M. Sullivan DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, NC 27612 Phone: (919) 786-2000 Facsimile: (919) 786-2200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	2,000,000	$20.14	$40,280,000	$2,248

________________________

(1)	Calculated pursuant to Rule 457(c) of the Securities Act of 1933, based on the average high and low prices reported on the NYSE on March 25, 2009.

PROSPECTUS

Dividend Reinvestment and Stock Purchase Plan

2,000,000 Shares of Common Stock

We offer you the opportunity to participate in our Dividend Reinvestment and Stock Purchase Plan, or “DRIP.” The DRIP provides a simple and convenient method for our stockholders to invest cash dividends and optional cash payments in shares of our common stock, without payment of any brokerage commissions, fees or service charges. Beneficial owners of our common stock whose shares are registered in names other than their own, by brokers, banks or other nominees, may join the DRIP by having the shares they wish to enroll in the DRIP transferred to their own names or by arranging for the holder of record to join the DRIP.

You may purchase shares of common stock by:

•	having the cash dividends on all or part of your shares of common stock automatically reinvested;
•	receiving directly, as usual, cash dividends, if and when declared, on your shares of common stock and investing in the DRIP by making optional cash payments of $25 to $10,000 per month; or
•	investing both your cash dividends and your optional cash payments.

You may participate in the DRIP by completing an authorization card and returning it to American Stock Transfer & Trust, 6201 15th Avenue, Brooklyn, New York 11219. Stockholders who are participants in the DRIP may terminate their participation at any time. Stockholders who are not participants in the DRIP and who do not want to become participants need do nothing and will continue to receive their cash dividends, if and when declared, as usual.

Our common stock is listed on the New York Stock Exchange under the symbol “HIW.”

You should carefully read and consider the risk factors included in this prospectus and in our periodic reports and other information that we file with the SEC before you invest in our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 27, 2009.

You should rely only on the information contained in this prospectus, any subsequent prospectus supplement or incorporated by reference in these documents. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any subsequent prospectus supplement. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus and any subsequent prospectus supplement are an offer to sell only the securities offered by these documents, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front of those documents.

Page

HIGHWOODS PROPERTIES, INC.	1
RISK FACTORS	1
DESCRIPTION OF THE DRIP	2
USE OF PROCEEDS	14
PLAN OF DISTRIBUTION	14
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	15
EXPERTS	29
LEGAL MATTERS	29
WHERE YOU CAN FIND MORE INFORMATION	29

i

HIGHWOODS PROPERTIES, INC.

We are a fully integrated, self-administered and self-managed equity real estate investment trust, or REIT, that provides leasing, management, development, construction and other customer-related services for our properties and for third parties. We are based in Raleigh, North Carolina, and our properties and development land are located in Florida, Georgia, Iowa, Kansas, Maryland, Mississippi, Missouri, North Carolina, South Carolina, Tennessee and Virginia. Our executive offices are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604 and our telephone number is (919) 872-4924.

RISK FACTORS

Investing in our common stock involves risks and uncertainties that could affect us and our business as well as the real estate industry generally. You should carefully consider the risks discussed under the caption “Risk Factors” included in our 2008 Annual Report on Form 10-K, and the risks discussed below and in any other documents incorporated by reference in this prospectus, including without limitation any updated risks included in our subsequent periodic reports. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in any prospectus supplement or post-effective amendment we may file or in other reports we file with the SEC in the future. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

Your investment in the DRIP is not protected from losses.

Your investment in the DRIP is no different from any investment in common stock held by you. If you choose to participate in the DRIP, then you should recognize that neither we nor the DRIP administrator can assure you of a profit or protect you against loss on the common stock that you purchase under the DRIP. You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares of common stock. Neither we nor the DRIP administrator can guarantee liquidity in the markets, and the value and marketability of your stock may be adversely affected by market conditions. Your ability to liquidate or otherwise dispose of shares of common stock in the DRIP is subject to the terms and withdrawal procedures of the DRIP. You may not be able to withdraw or sell your common stock in the DRIP in time to react to market conditions.

DRIP accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

We and the DRIP administrator will have limited liability to you with respect to the DRIP.

Neither we nor the DRIP administrator will be liable for any act, or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the DRIP, as described in this prospectus and on the forms that are designed to accompany each investment, sale or activity.

The purchase price for shares of common stock purchased or sold under the DRIP will vary.

The purchase price for any shares of common stock that you purchase or sell under the DRIP will vary and cannot be predicted. You may purchase or sell shares of common stock at a price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the investment date, as defined in Question 12.

You will not earn any interest on your dividends or cash pending investment.

No interest will be paid on dividends, cash or other funds held by the administrator pending investment or disbursement.

You may incur tax obligations without receiving cash with which to pay those obligations.

If you reinvest dividends under the DRIP, you will be treated for federal income tax purposes as having received a dividend on the investment date, which may give rise to a tax payment obligation without providing you with cash to pay such tax when it becomes due. See Question 22 of the DRIP for a description of federal income tax consequences of participating in the DRIP.

DESCRIPTION OF THE DRIP

The terms of our DRIP are set forth below in question and answer format.

Purpose

1.	What is the purpose of the DRIP?

The purpose of the DRIP is to provide holders of our common stock with a simple and convenient method of investing cash dividends or optional cash payments in shares of common stock, without payment of any brokerage commissions, fees or service charges. Shares of common stock purchased under the DRIP will either be original issue shares or shares purchased in the open market by the DRIP administrator, American Stock Transfer & Trust.

From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount, if any, from the market price of the shares of common stock acquired through the reinvestment of dividends under the DRIP. Such transactions may cause fluctuations in the trading volume of our common stock. We reserve the right to modify, suspend or terminate participation in the DRIP by otherwise eligible holders of common stock in order to eliminate practices that are inconsistent with the purposes of the DRIP.

Advantages to Participants

2.	What are the options available to a participant in the DRIP?

You may purchase shares of common stock by:

•	having the cash dividends on all or part of your shares of common stock automatically reinvested;
•	receiving directly, as usual, cash dividends, if and when declared, on your shares of common stock and investing in the DRIP by making optional cash payments of $25 to $10,000 per month; or
•	investing both your cash dividends and your optional cash payments.

Beneficial owners of common stock whose shares are registered in names other than their own also may utilize these options by having the shares they wish to enroll in the DRIP transferred to their own name or arranging for the holder of record to join the DRIP on such beneficial owners’ behalf.

3.	What are the advantages of the DRIP?

Participants do not pay any brokerage commissions, fees or service charges in connection with purchases under the DRIP. However, if shares are registered in the name of a nominee or broker, such nominee or broker may charge a commission or fee. Full investment of dividends is possible under the DRIP because the DRIP permits fractions of shares, as well as whole shares, to be purchased and credited to your account. Regular statements of account provide simplified record keeping. In addition, the free custodial services provided in connection with the DRIP serve to protect against loss, theft or destruction of certificates.

While under no obligation to do so, we may offer up to a 5% discount on shares of common stock purchased with reinvested cash dividends. We may modify or discontinue the discount, if any, with respect to shares purchased directly from us or from parties other than us, at any time and without notice. We will not determine the purchase price of shares that you purchase with reinvested cash dividends under the DRIP until the applicable dividend payment date. As a result, you will not know the actual price per share or number of shares that you will purchase in the DRIP until that date.

Administration

4.	Who administers the DRIP?

American Stock Transfer & Trust, or such other bank or trust company as we may from time to time designate as DRIP administrator, administers the DRIP for participants, keeping records, sending statements of account to participants and performing other duties relating to the DRIP. Shares of common stock purchased under the DRIP are held by the DRIP administrator as agent for you and are registered in the name of the DRIP administrator or its nominee, unless and until you request that a stock certificate for your shares be issued as described in Question 17, or otherwise terminate your participation in the DRIP as described in Question 20.

Any questions or correspondence should be directed to:

American Stock Transfer & Trust

6201 15th Avenue

Brooklyn, New York 11219

(800) 937-5449

Participation

5.	Who is eligible to participate in the DRIP?

Any person or entity currently a registered holder of our common stock is eligible to participate in the DRIP. In order to be eligible to participate, beneficial owners of shares of common stock whose shares are registered in names other than their own (for example, shares registered in the name of a broker, bank nominee or trustee) must either have the shares they wish to enroll in the DRIP transferred to their own names or arrange for the holder of record to join the DRIP.

The right to participate in the DRIP is not transferable to another person apart from a transfer of the underlying shares of common stock. We may, for any reason or no reason, decide not to allow you to participate in the DRIP even if you otherwise qualify for participation in the DRIP. For example, some stockholders may be residents of jurisdictions in which we determine that it may not be legally or economically practical to offer our stock under the DRIP. We may preclude residents of those jurisdictions from participating in the DRIP.

We also may limit participation by some stockholders in order to maintain our tax advantaged status as a REIT. In order for us to maintain our qualification as a REIT, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals, as determined under the Internal Revenue Code. We may terminate your participation in the DRIP if your participation would violate restrictions contained in our amended and restated charter that are designed to assure compliance with the restrictions of the Internal Revenue Code. Our amended and restated charter prohibits any stockholder, directly or indirectly, from beneficially owning more than 9.8%, in value or in number, of our outstanding capital stock. If you attempt to transfer or acquire any shares of our capital stock that would result in direct or indirect ownership of our capital stock in excess of this ownership limit, or if the transfer or acquisition would for any other reason result in our disqualification as a REIT, the transfer or acquisition will be null and void.

In addition, from time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount, if any, from the market price of the shares of common stock acquired through the reinvestment of dividends under the DRIP. Such transactions may cause fluctuations in the trading volume of our common stock. We reserve the right to modify, suspend or terminate participation in the DRIP by otherwise eligible holders of common stock in order to eliminate practices that are inconsistent with the purposes of the DRIP.

6.	How do I participate in the DRIP?

You may join the DRIP by completing and signing an authorization card and returning it to the DRIP administrator. When completing the authorization card, you should include your social security number or taxpayer identification number. Failure to supply this information will result in backup withholding of 28% of payments owed to you. Once enrolled in the DRIP, you will continue to be enrolled without further action on your part. You may change your investment options at any time by completing, signing and returning to the DRIP administrator a new authorization card. If your shares are registered in more than one name (e.g., joint tenants, trustees, etc.), all registered owners must sign the authorization card exactly as their names appear on the account registration. Additional authorization cards and additional copies of this prospectus may be obtained at any time by written request to the DRIP administrator at the address set forth in Question 4 above.

7.	When may I join the DRIP?

You may join the DRIP at any time.

If you elect to reinvest your dividends, dividend reinvestment commences with the first dividend paid after you join the DRIP, provided that the DRIP administrator receives an authorization card for you before the record date for such dividend. If you deliver an authorization card specifying reinvestment of dividends to the DRIP administrator on or after the record date established for payment of a particular dividend on the common stock, reinvestment will commence with the dividend payment date following the next record date.

We typically pay dividends on our common stock during the months of March, June, September and December. The payment of dividends in the future and the amount of dividend payments, if any, will depend upon our financial condition and other factors as our board of directors deems relevant.

See Question 13 below for information concerning the investment of optional cash payments.

8.  What does the authorization card say about dividends and optional cash payments?

The authorization card allows you to decide the extent to which you wish to participate in the DRIP through any of the following investment options:

Full Dividend Reinvestment. If you check the “Full Dividend Reinvestment” box, you are instructing the DRIP administrator to purchase additional shares of common stock for your account using:

•	cash dividends on all shares of common stock registered in your name;
•	cash dividends on all shares of common stock credited to your DRIP account; and
•	any optional cash payments received from you.

Partial Dividend Reinvestment. If you check the “Partial Dividend Reinvestment” box, you are specifying on the authorization card the number of shares of common stock registered in your name on which you want cash dividends to be paid to you in the usual manner. It further means that you are instructing the DRIP administrator to purchase additional shares of common stock for your account using all other cash funds available in your account (including all other cash dividends and optional cash payments).

Optional Cash Payments Only. If you check the “Optional Cash Payments Only” box, you are instructing the DRIP administrator to purchase additional shares of common stock for your account using only optional cash payments received from you and cash dividends on all shares credited to your DRIP account. It further means that cash dividends on shares of common stock registered in your name, other than in your DRIP account, are to be paid to you in the usual manner.

9.	How do I change my investment options?

You may change your investment option at any time by signing a new authorization card and returning it to the DRIP administrator. A change in investment option will be effective on the next dividend payment date if the DRIP administrator receives the authorization card before the related dividend record date. If the DRIP administrator receives the authorization card on or after the related dividend record date, the change will be effective on the dividend payment date following the next record date.

Costs

10.	Are there any expenses to me in connection with participating in the DRIP?

You incur no brokerage fees with respect to purchases under the DRIP, and we pay all other costs of administering the DRIP. If your shares are registered in the name of a nominee or broker, such nominee or broker may charge a commission or fee in connection with purchases under the DRIP. Any such commissions or fees will be your responsibility. If you request that the DRIP administrator sell shares credited to your account under the DRIP as described in Question 18 below, you may have to pay brokerage commissions and transfer taxes in connection with such sale.

Purchases

11.	How many shares of common stock will be purchased for me under the DRIP?

The number of shares to be purchased for your account under the DRIP will depend upon the amount of your dividend being reinvested, the amount of any optional cash payments and the effective purchase price of the common stock. Your account is credited with the number of shares, including fractions computed to three decimal places, equal to the total amount invested by you divided by the applicable purchase price.

12.	At what price and when will common stock be purchased under the DRIP?

Shares purchased for your account under the DRIP will be effective as of the close of business on the investment date. The DRIP administrator will purchase shares directly from us or in the open market. Each time we make a dividend or other distribution, we will decide how the DRIP administrator will purchase common stock under the DRIP. We do not have to provide you with any written notice about the source of the common stock to be purchased, but you may obtain current information regarding the source of the common stock by calling Investor Relations at (919) 872-4924.

While under no obligation to do so, we may offer up to a 5% discount on shares of common stock purchased with reinvested cash dividends. We may modify or discontinue the discount, if any, with respect to shares purchased directly from us or from parties other than us, at any time and without notice. We will not determine the purchase price of shares that you purchase with reinvested cash dividends under the DRIP until the applicable dividend payment date. As a result, you will not know the actual price per share or number of shares that you will purchase in the DRIP until that date.

Assuming in the future we offer a 5% discount on shares purchased under the DRIP with cash dividends:

•

the price per share for shares purchased directly from us will be 95% of the average high and low price for the common stock on the New York Stock Exchange for the ten trading days immediately preceding the dividend payment date; and

•

the price per share for shares purchased in the open market will be 95% of the weighted average of the actual prices that the DRIP administrator pays for all of the shares of common stock purchased during any applicable period.

We do not offer a discount on shares of common stock purchased with optional cash payments. Accordingly, for shares purchased under the DRIP with optional cash payments:

•

the price per share for shares purchased directly from us will be 100% of the average high and low price for the common stock on the New York Stock Exchange for the ten trading days immediately preceding the applicable investment date; and

•

the price per share for shares purchased in the open market will be 100% of the weighted average of the actual prices that the DRIP administrator pays for all of the shares of common stock purchased during any applicable period.

If we do not elect to sell shares of common stock under the DRIP on a dividend payment date or, for purposes of optional cash payments (as explained in Question 13), on the last trading day of each month (each, an “investment date”), the DRIP administrator will purchase shares of common stock on such investment date in the open market. If the investment date does not fall on a trading day, or the DRIP administrator cannot otherwise complete the purchases under the DRIP on such investment date, open market purchases will be made as soon after the investment date as practicable.

Since purchase prices for the common stock are established on the dates of purchase, you lose any advantages otherwise available from being able to select the timing of investments. You should recognize that neither we nor the DRIP administrator can assure a profit or protect against a loss on shares of common stock purchased under the DRIP.

13.	How are optional cash payments made?

Optional cash payments may be made at any time and in varying amounts of not less than $25 per payment nor more than $10,000 per month. You may make an optional cash payment when enrolling in the DRIP by enclosing a check (made payable to the DRIP administrator) with the authorization card. Thereafter, optional cash payments may be made through the use of optional cash payment forms, which will be sent to you by the DRIP administrator.

In the event a broker, bank nominee or trustee holds your shares in the name of a major securities depository, optional cash payments must be made on a Broker and Nominee Form. The Broker and Nominee Form is the sole means by which a broker, bank nominee or trustee holding your shares in the name of a major securities depository may invest optional cash payments on your behalf. In such a case, the broker, bank nominee or trustee must use the Broker and Nominee Form for transmitting optional cash payments. A Broker and Nominee Form must be delivered to the DRIP administrator each time a broker, bank nominee or trustee transmits optional cash payments on your behalf. Broker and Nominee Forms will be furnished at any time upon written request to the DRIP administrator.

Optional cash payments will be invested on the last trading day of each month (or promptly thereafter, as explained in Question 12, each an “investment date”). However, only optional cash payments received at least one business day prior to the applicable investment date will be invested on such investment date. Optional cash payments received thereafter will not be invested until the next investment date. No interest will be paid on optional cash payments. We therefore suggest that any optional cash payments you wish to make be sent so as to reach the DRIP administrator as close as possible to one business day before the investment date. You do not need to send the same amount of money each month, and there is no obligation to make an optional cash payment each month. Optional cash payments will be refunded if a written request for a refund is received by the DRIP administrator no later than two days prior to the related investment date.

You may participate through the investment of optional cash payments without the necessity of reinvesting cash dividends by checking the “Optional Cash Payments Only” box on the authorization card. However, even if the “Optional Cash Payments Only” box is checked, all dividends payable on shares purchased with optional cash payments and retained in your DRIP account will be reinvested automatically in additional shares of common stock.

In the event that any check is returned unpaid for any reason, the DRIP administrator will consider the request for investment null and void and shall immediately remove from your account shares, if any, purchased upon credit of such money. The DRIP administrator shall thereupon be entitled to sell such shares to satisfy uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the DRIP administrator shall be entitled to sell such additional shares from your account as needed to satisfy the uncollected balance.

Reports to Participants

14.	What kind of reports will be sent to me?

You will be sent a quarterly statement of your account. These statements of account will show any cash dividends and optional cash payments received, the number of shares purchased, the purchase price for the shares, the number of DRIP shares held for you by the DRIP administrator, the number of enrolled shares registered in your name and an accumulation of the transactions for the calendar year to date. Quarterly statements will be mailed as soon as practicable after each dividend payment date. These statements are your continuing record of the cost of your purchases and should be retained for income tax purposes.

Dividends

15.	How are dividends credited to my account under the DRIP?

You will receive directly, as usual, cash dividends, if and when declared, on all shares of common stock for which you have directed that dividends not be reinvested. On all other shares, cash dividends will automatically be credited to your account and reinvested in additional shares of common stock. This means that cash dividends will be automatically reinvested on all shares that have been purchased under the DRIP and credited to your account.

16.	Will I be credited with dividends on fractions of shares?

Yes. Account balances will be computed to three decimal places and dividends will be paid on the fractional shares.

Certificates for Shares

17.	Will certificates be issued for shares of common stock purchased under the DRIP?

Unless you request otherwise, certificates for shares of common stock purchased under the DRIP will not be issued. Shares will be held in the name of the DRIP administrator or its nominee. The number of shares credited to your account under the DRIP will be shown on your statement of account. Certificates for any number of whole shares credited to an account under the DRIP will be issued upon your written request. The remaining whole shares and fractions of shares, if any, will continue to be credited to your account. If you request the DRIP administrator to issue a certificate in your name representing all of the shares in your DRIP account, you will be deemed to have terminated your participation in the DRIP (as described in Question 20). Upon any such termination, any fractional share interest will be liquidated and a check for the market value of the fractional share interest (without deducting any expense or commission) will be mailed to you. Certificates for fractional shares will not be issued under any circumstances.

Sale or Other Disposition of DRIP Shares

18.	How may I sell, pledge or assign shares held in the DRIP?

If you desire to sell shares of common stock in your DRIP account, you must request that certificates for such shares be issued in your name or, as an alternative, you may request the DRIP administrator to sell whole shares credited to your account under the DRIP. If you request that the DRIP administrator sell shares credited to your DRIP account, the DRIP administrator will use its best efforts to make the sale in the open market within 10 trading days after receipt of the written request, and you will receive the proceeds of the sale minus any brokerage commissions, transaction fees and transfer taxes. You do not have the authority or power to direct the date or sale price at which the common stock may be sold by the DRIP administrator under this alternative.

Any written instructions that do not clearly indicate the whole number of shares to be sold, or that “all” DRIP shares are to be sold, will be returned to you with no action taken.

If you wish to sell some or all of your shares in the DRIP, you should be aware of the risk that the price of the common stock may decrease between the time that you determine to sell shares in the DRIP and the time that the sale is completed. This risk is borne solely by you. No check for the proceeds of such sale will be mailed prior to the settlement of funds from the brokerage firm through which shares in the DRIP are sold. Settlement is normally three business days after the sale of the shares.

All information relating to the sale of shares in the DRIP will be reported to the IRS pursuant to applicable legal requirements.

You may not pledge or assign shares credited to a DRIP account. Any such purported pledge or assignment will be void. If you want to pledge or assign any shares, you must request that a certificate for such shares be issued in your name.

Withdrawal of Shares in DRIP Accounts

19.	How may I withdraw shares from my DRIP account?

You may at any time withdraw all or any portion of the full shares of common stock held in your account. A request for withdrawal should be in writing and sent to the DRIP administrator. Any fractional share interest will be liquidated and a check for the market value of the fractional share interest (without deducting any expense or commission) will be mailed to you. See Question 18 above for a discussion of how you may sell shares in your DRIP account through the DRIP administrator rather than first withdrawing shares from the DRIP and then selling them on the open market through a broker.

Termination of Participation

20.	When and how may I terminate my participation in the DRIP?

You may terminate your participation in the DRIP by providing written notice to the DRIP administrator. When you terminate your participation in the DRIP (or upon our termination of the DRIP), certificates for whole shares in your account under the DRIP are issued and a cash payment is made for any fraction of a share in such account. If you wish to terminate your participation in the DRIP, you should contact the DRIP administrator and inquire as to what transaction fees, if any, apply to such a termination.

If the written termination notice is received by the DRIP administrator before the record date for a dividend during any month in which we pay a cash dividend, the termination will be duly processed and such dividend will not be reinvested on the next dividend payment date. Any written notice of termination received after a dividend record date will not be effective until dividends for such record date have been invested and the shares have been allocated to the account of the respective participant. After such dividends are invested and allocated to your account, termination requests will be processed. Allocations may take up to two weeks after dividend payment. Neither the DRIP administrator nor we are responsible for losses during such periods. Any optional cash payment received by the DRIP administrator prior to the receipt of a termination notice will be invested in shares of common stock unless you expressly request in writing that the optional cash payment be returned and the DRIP administrator receives your written request two days before the applicable investment date.

A participant may re-enroll in the DRIP at any time by submitting an authorization card as described in Question 6.

21.	May I terminate the reinvestment of dividends on shares held in my name and still remain in the DRIP?

No. If you terminate the reinvestment of dividends paid on shares registered in your name, you will be deemed to have terminated your participation in the DRIP as described in Question 20.

Tax Consequences of Participation in the DRIP

22.	What are the federal income tax consequences of participation in the DRIP?

Our distributions to stockholders constitute dividends for federal income tax purposes up to the amount of our positive current and accumulated earnings and profits and, to that extent, will be taxable as ordinary income (unless designated as capital gain dividend pursuant to applicable IRS rules). To the extent that we make a distribution in excess of such earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your common stock, and then the distribution in excess of such basis will be taxable as a gain realized from the sale of your common stock. These same tax consequences will apply where your distributions are used to purchase additional common stock pursuant to the DRIP. Therefore, cash distributions reinvested under the DRIP, plus any purchase discount (the excess of the fair market value of the shares on the date such shares were acquired over the amount of such reinvested cash distributions), will be taxed as outlined above. In addition, the amount of any brokerage commissions, mark-ups and other fees or expenses incurred by us on your behalf in connection with purchases on the open market, whether as reinvested distributions or optional cash payments, also will be considered to be taxed as outlined above.

Distributions paid to corporate stockholders, including amounts taxable as dividends to corporate stockholders, will not be eligible for the corporate dividends-received deduction under applicable IRS provisions.

Your tax basis in additional shares of common stock acquired under the DRIP will be equal to the amount of your reinvested cash distributions plus any purchase discount you received on the shares purchased with such reinvested cash distributions. Your tax basis in additional shares of common stock acquired under the DRIP with optional cash payments will be equal to the amount of such optional cash payments. Your holding period for shares of common stock acquired with reinvested distributions generally will commence on the day after the dividend payment date. If, however, the shares are acquired with optional cash payments or are purchased with reinvested dividends in the open market, the holding period will commence on the day after the date of purchase.

You will not realize any taxable income upon the receipt of a certificate for full shares credited to your account. However, you will recognize gain or loss when you sell or exchange shares received from the DRIP or when a fractional share interest is liquidated. Such gain or loss will equal the difference between the amount that you receive for such fractional share interest or such shares and the tax basis therefor.

In the case of participating stockholders whose dividends are subject to withholding of federal income tax, dividends will be reinvested less the amount of tax required to be withheld.

The above is intended only as a general discussion of the current federal income tax consequence of participation in the DRIP. You should consult your own tax advisers regarding the federal and state income tax consequences (including the effects of any changes in law) of your individual participation in the DRIP.

Other Information

23.	What happens when I sell or transfer all of the shares registered in my name other than shares under the DRIP?

If you dispose of all of the shares of common stock registered in your name other than shares purchased for your account under the DRIP, the DRIP administrator, until it is otherwise instructed, will continue to reinvest the dividends on the shares of common stock in your DRIP account. In the event of your death or incapacity, the personal representative of your estate may provide the DRIP administrator with a written request of withdrawal of your DRIP shares. We reserve the right not to reinvest any additional dividends if you have only a fractional share of stock credited to your account under the DRIP on the record date for any cash dividend on the common stock. If we exercise this right, you will receive a cash adjustment representing the fractional share and a cash payment for the dividend. The cash payment for the fractional share will be based on the closing price of the common stock on the NYSE on the date on which we exercise this right.

24.	What happens in the event of a stock dividend, stock split or rights offering?

Any shares representing stock dividends (payable in common stock) or stock splits distributed by us on shares of common stock credited to your account under the DRIP will be added to your account. Shares representing stock dividends payable other than in common stock on shares of common stock credited to your account under the DRIP shall be paid to the DRIP administrator, which shall distribute the shares in accordance with the interests of participants in the DRIP. Shares representing stock dividends or split shares distributed on shares registered in your name will be mailed directly to you in the same manner as to stockholders who are not participating in the DRIP.

If we make available rights or warrants to purchase additional shares or other securities, such rights or warrants will be made available to you based on the number of shares (including fractional share interests to the extent practicable) held in your account on the record date established for determining the stockholders entitled to such rights or warrants.

25.	How will my DRIP shares be voted at a stockholders’ meeting?

All shares in a DRIP account will be added to the shares registered in your name on our stockholder records and you will receive one proxy for all such shares. This proxy will be voted as you direct or you may vote all shares in person at the stockholders’ meeting.

26.	What are our responsibilities of the DRIP administrator under the DRIP?

Neither we nor the DRIP administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to terminate your account upon your death or adjudicated incompetency prior to the receipt of notice in writing of such death or adjudicated incompetency, the prices at which shares are purchased for your account, the times when purchases are made or fluctuations in the market value of the common stock. Neither we nor the DRIP administrator have any duties, responsibilities or liabilities except those expressly set forth in the DRIP.

You should recognize that neither we nor the DRIP administrator can assure a profit or protect against loss on the shares purchased under the DRIP.

27.	May the DRIP be changed or discontinued?

Although the DRIP is intended to continue indefinitely, we reserve the right to suspend or terminate the DRIP at any time. We also reserve the right to make modifications to the DRIP. Notice of such suspension, termination or modification will be sent to all participants. We intend to use our best efforts to maintain the effectiveness of the registration statement filed with the SEC covering the offer and sale of common stock under the DRIP. However, we have no obligation to offer, issue or sell common stock under the DRIP if, at the time of the offer, issuance or sale, such registration statement is for any reason not effective. Also, we may elect not to offer or sell common stock under the DRIP to stockholders residing in any jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable blue sky or securities laws makes such offer or sale there impracticable or inadvisable. In any of these circumstances, dividends, if and when declared, will be paid in the usual manner and any optional cash payments received from you will be returned to you.

Resale Restrictions

28.	Are there any restrictions on the resale of common stock acquired under the DRIP?

Employees who are not our affiliates are free to sell at any time the common stock acquired under the DRIP. Employees who are our affiliates, as that term is defined in Rule 405 under the Securities Act, may not publicly re-offer shares acquired under the DRIP except pursuant to Rule 144 under the Securities Act. Rule 405 defines an affiliate as a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with us. Directors and some of our executive officers may be our affiliates under this definition.

USE OF PROCEEDS

The DRIP will raise additional capital for us to the extent that the DRIP administrator purchases newly issued shares of common stock from us (rather than acquiring shares in the open market). We do not know the number of shares of common stock that will ultimately be purchased pursuant to the DRIP, or the prices at which the shares will be purchased. We intend to use the net proceeds, if any, from the sale of common stock for repayment of indebtedness, investments in assets, working capital and general corporate purposes.

PLAN OF DISTRIBUTION

Except to the extent the DRIP administrator purchases shares of our common stock in open market transactions, we will sell shares of our common stock acquired under the DRIP directly to the participant. The shares acquired pursuant to the DRIP may be resold in market transactions on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Shares of our common stock are currently listed on the NYSE.

We may sell shares of our common stock through the DRIP to persons who, in connection with the resale of the shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Exchange Act would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the DRIP. We will not enter into any agreement with any person regarding the person’s purchase, resale or distribution of our common stock. We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any discounts applicable to optional cash payments and initial investments made under the DRIP. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the DRIP. We reserve the right to modify, suspend or terminate participation in the DRIP by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the DRIP.

Subject to the availability of shares of our common stock registered for issuance under the DRIP, there is no total maximum number of shares that can be issued pursuant to the DRIP. A participant is not required to pay any transaction fees, service fees, trading fees or other charges in connection with the purchase of shares of common stock for his or her DRIP account under the DRIP. The participant will only have to pay fees in connection with his or her voluntary sale of shares from his or her DRIP account.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The information in this section is based on the Code and its legislative history, regulations under the Code, administrative rulings and practices of the Internal Revenue Service, or IRS, and court decisions, all as of the date hereof. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or its interpretation, including on a retroactive basis. In addition, we have not received, and do not plan to request, any rulings from the IRS. Thus no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or that such statements will be sustained by a court if so challenged.

Federal Income Tax Considerations Relating to the Plan

Each participant should consult his or her personal tax advisors with specific reference to his or her own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends or distributions in common shares for his or her account under the plan, his or her tax basis and holding period for common shares purchased for his or her account under the plan and the character, amount and tax treatment of any gain or loss realized on the disposition of common shares in his or her account under the plan. The following is only a brief summary of some of the federal income tax considerations applicable to the plan.

In the case of distributions with respect to a shareholder’s common shares, a shareholder enrolled in the plan will be treated for federal income tax purposes as having received, on each investment date, a distribution equal to the fair market value of any common shares purchased for his or her account under the plan. Any discount in price for common shares issued by us for a shareholder’s account under the plan will be treated as part of the distribution received. If dividends are reinvested by purchase on the open market, a participating shareholder’s distribution will be treated, for federal income tax purposes, as including the shareholder’s allocable share of any brokerage fees or commissions paid by us.

All costs of administering the plan, except for costs related to your voluntary sale of common shares or withdrawal from the plan, will be paid by us. IRS private letter rulings indicate that administrative expenses are not generally treated as constructive dividends taxable to DRIP participants. We intend to take this position in respect to any administrative costs.

As in the case of non-reinvested cash distributions, reinvested distributions to shareholders under the plan are taxable as dividend income to the extent of our current and accumulated earnings and profits. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder under the plan to the extent that such distributions do not exceed the adjusted tax basis of his or her common shares. To the extent that such distributions exceed the adjusted tax basis of his or her common shares, they will be included in his or her income as capital gain.

The tax basis of common shares purchased for a shareholder’s account under the plan will be equal to the fair market value of those common shares on the applicable investment date (plus the shareholder’s allocable share of brokerage fees or commissions, if any, paid by us in connection with a purchase of common shares on the open market). The holding period for common shares purchased for a shareholder’s account under the plan generally will begin on the date following the date on which the common shares are purchased for his or her account under the plan.

A participant may recognize a gain or loss upon receipt of a cash payment upon termination of his or her account or when the common shares held in his or her account are sold at his or her request. Gain or loss may also be recognized upon the participant’s sale or disposition of common shares received from the plan. The amount of any such gain or loss will be the difference between the amount received for the whole or fractional common shares and the tax basis of the common shares.

Federal Income Tax Considerations Relating to the REIT

The following discussion summarizes the material United States federal income tax considerations to you as a prospective holder of our common shares and assumes that you will hold such shares as capital assets (within the meaning of Section 1221 of the Code). The following discussion is for general information purposes only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion does not discuss all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of shareholders who are subject to special treatment under the federal income tax laws including, without limitation, regulated investment companies, insurance companies, tax-exempt entities, financial institutions or broker-dealers, expatriates, persons subject to the alternative minimum tax and partnerships or other pass through entities.

PROSPECTIVE HOLDERS OF OUR COMMON SHARES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF INVESTING IN OUR COMMON SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Taxation of the Company

General.  We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1994. We believe that we have been organized, and have operated, in a manner so as to qualify for taxation as a REIT under the Code and intend to conduct our operations so as to continue to so qualify. No assurance, however, can be given that we have operated in a manner so as to qualify or will be able to operate in such a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, the required distribution levels, diversity of share ownership and various qualification tests imposed under the Code, the results of which will not be reviewed by counsel. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that the actual results of our operations for any one taxable year have satisfied or will continue to satisfy such requirements.

The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows:

•	First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.
•	Second, under certain circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference.
•	Third, if we have certain net income or gain from “foreclosure property” we will be subject to tax at the highest corporate rate on such income.
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Fourth, if we have net income from prohibited transactions such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

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Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the amount by which 95% of our gross income exceeds the amount of income qualifying under the 95% gross income test multiplied by (b) a fraction intended to reflect our profitability.

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Sixth, if we should fail to satisfy the asset tests but nonetheless maintain our qualification as a REIT because certain other requirements have been met and we do not qualify for a de minimis exception, we may be subject to a tax that would be the greater of (a) $50,000; or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day we dispose of the nonqualifying assets (or otherwise satisfy the requirements for maintaining REIT qualification).

•

Seventh, if we should fail to satisfy one or more requirements for REIT qualification, other than the 95% and 75% gross income tests and other than the asset tests, but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a $50,000 penalty for each failure.

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Eighth, if we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of such required distribution over the amounts actually distributed.

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Ninth, if we acquire any asset where the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of a C corporation and we do not elect to be taxed at the time of the acquisition, we would be subject to tax at the highest corporate rate if we dispose of such asset during the ten-year period beginning on the date that we acquired that asset to the extent of such property’s “built-in gain” (the “Built-in Gains Tax”).

•	Tenth, we will incur a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

Requirements for Qualification. A REIT is an entity (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for the REIT provisions of the Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) that has the calendar year as its taxable year, (6) the beneficial ownership of which is held by 100 or more persons, (7) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer “individuals” (defined in the Code to include certain entities), and (8) that meets certain other tests, described below, regarding the nature of its income and assets.

A REIT’s wholly-owned corporate subsidiaries will be “qualified REIT subsidiaries.” A qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT. Thus, in applying the requirements described herein, our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit.

A REIT may also hold any direct or indirect interest in a corporation that qualifies as a “taxable REIT subsidiary,” as long as the REIT’s aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT’s total assets (for our 2009 taxable year and beyond, 25% of the value of the REIT’s total assets) at the close of each quarter. A taxable REIT subsidiary is a taxable corporation that generally is permitted to engage in businesses (other than certain activities relating to lodging and health care facilities), own assets, and earn income that, if engaged in, owned, or earned by the REIT, might jeopardize REIT status or result in the imposition of penalty taxes on the REIT. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary.

In the case of a REIT which is a partner in a partnership such as we are with respect to our operating partnership (the “Operating Partnership”), a REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share for purposes of satisfying the gross income and assets tests (as discussed below). In addition, the character of the assets and items of gross income of the partnership will retain the same character in the hands of the REIT. Thus, our proportionate share (based on capital) of the assets, liabilities, and items of gross income of the Operating Partnership and any other partnership entities we own interests in are treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein.

Income Tests.  In order to maintain qualification as a REIT, we must satisfy annually certain gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property;” gain from the sale of real property other than property held for sale to customers in the ordinary course of business; dividends from, and gain from the sale of shares of, other qualifying REITs; certain interest described further below; and certain income derived from a REMIC) or from certain types of qualified temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from income that qualifies under the foregoing 75% gross income test, other types of dividends and interest, gain from the sale or disposition of stock or securities and certain other specified sources. Income from a hedging transaction entered into after December 31, 2004 that is clearly and timely identified and hedges indebtedness incurred or to be incurred to acquire or carry real estate assets should not constitute gross income, rather than being treated as qualifying or nonqualifying income, for purposes of the 95% gross income test and, with respect to such hedging transactions entered into after July 30, 2008, for purposes of the 75% gross income test as well.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if we, or an owner of 10% or more of our shares, actually or constructively own 10% or more of such tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property (based on the ratio of fair market value of personal and real property) will not qualify as “rents from real property.” Finally, in order for rents received to qualify as “rents from real property,” we generally must not operate or manage the property (subject to a de minimis exception as described below) or furnish or render services to the tenants of such property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property (“Permissible Services”).

Rents received generally will qualify as rents from real property notwithstanding the fact that we provide services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for “impermissible services” with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by us with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that we will be deemed to have received for performing “impermissible services” will be the greater of the actual amounts so received or 150% of the direct cost to us of providing those services.

The Operating Partnership does provide some services with respect to the properties. The Company believes that the services with respect to the properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to particular tenants and, therefore, that the provision of such services will not cause rents received with respect to the properties to fail to qualify as rents from real property. Services with respect to the properties that we believe may not be provided by us or the Operating Partnership directly without jeopardizing the qualification of rent as “rents from real property” are and will be performed by independent contractors or taxable REIT subsidiaries.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if such failure was due to reasonable cause and not willful neglect and we file a schedule describing each item of our gross income for such taxable year in accordance with Treasury Regulations (and for taxable years beginning on or before October 22, 2004, any incorrect information on the schedule was not due to fraud with intent to evade tax). It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. Even if this relief provision applied, a 100% penalty tax would be imposed on the amount by which we failed the 75% gross income test or the amount by which 95% of our gross income exceeds the amount of income qualifying under the 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.

Subject to certain safe harbor exceptions, any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon our ability to qualify as a REIT.  We have not sought and do not intend to seek a ruling from the IRS regarding any dispositions.  Accordingly, there can be no assurance that the IRS will not successfully assert a contrary position with respect to our dispositions.  If all or a significant portion of our dispositions were treated as prohibited transactions, we would incur a significant U.S. federal tax liability, which could have a material adverse effect on our results of operations.

We will be subject to tax at the maximum corporate rate on any income from foreclosure property other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income.  Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property (1) that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured; (2) for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and (3) for which the REIT makes a proper election to treat the property as foreclosure property.

Asset Tests. At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. At least 75% of the value of our total assets must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of an offering of equity securities or a long-term (at least five years) public debt offering by us, cash, cash items (including certain receivables) and government securities. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, shares in other REITs, and certain kinds of mortgage-backed securities and mortgage loans.  In addition, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Not more than 20% of the value of our total assets (for our 2009 taxable year and beyond, 25%) may be represented by securities of one or more taxable REIT subsidiaries. Except for investments included in the 75% asset class, securities in a taxable REIT subsidiary or qualified REIT subsidiary and certain partnership interests and debt obligations, (1) not more than 5% of the value of our total assets may be represented by securities of any one issuer (the “5% asset test”), (2) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of a single issuer (the “10% voting securities test”) and (3) we may not hold securities (other than certain “straight debt” securities) that have a value of more than 10% of the total value of the outstanding securities of any one issuer (the “10% value test”).

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we inadvertently fail one or more of the asset tests at the end of a calendar quarter because we acquire securities or other property during the quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of the calendar quarter in which it arose. If we were to fail any of the asset tests at the end of any quarter without curing such failure within 30 days after the end of such quarter, we would fail to qualify as a REIT, unless we were to qualify under certain relief provisions. Under one of these relief provisions, if we were to fail the 5% asset test, the 10% voting securities test, or the 10% value test, we nevertheless would continue to qualify as a REIT if the failure was due to the ownership of assets having a total value not exceeding the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000, and we were to dispose of such assets (or otherwise meet such asset tests) within six months after the end of the quarter in which the failure was identified. If we were to fail to meet any of the REIT asset tests for a particular quarter, but we did not qualify for the relief for de minimis failures that is described in the preceding sentence, then we would be deemed to have satisfied the relevant asset test if: (i) following our identification of the failure, we were to file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not due to willful neglect; (iii) we were to dispose of the non-qualifying asset (or otherwise meet the relevant asset test) within six months after the last day of the quarter in which the failure was identified, and (iv) we were to pay a penalty tax equal to the greater of $50,000, or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during the period beginning on the first date of the failure and ending on the date we dispose of the asset (or otherwise cure the asset test failure).

Annual Distribution Requirement. Each taxable year, we must distribute to our shareholders as dividends (other than capital gain dividends) at least 90% of our taxable income. Specifically, we must distribute an amount equal to (1) 90% of the sum of our “REIT taxable income” (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and any after-tax net income from foreclosure property, minus (2) the sum of certain items of “excess noncash income.” REIT taxable income is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, such as a deduction allowed for dividends paid, but not for dividends received.

We will be subject to tax on amounts not distributed at regular United States federal corporate income tax rates. In addition, a nondeductible 4% excise tax is imposed on the excess of (1) 85% of our ordinary income for the year plus 95% of capital gain net income for the year and the undistributed portion of the required distribution for the prior year over (2) the actual distribution to shareholders during the year (if any).

In general, a distribution must be made during the taxable year to which it relates to satisfy the distribution test and to be deducted in computing REIT taxable income. However, we may elect to treat a dividend declared and paid after the end of the year (a “subsequent declared dividend”) as paid during such year for purposes of complying with the distribution test and computing REIT taxable income, if the dividend is (1) declared before the regular or extended due date of our tax return for such year and (2) paid not later than the date of the first regular dividend payment made after the declaration, but in no case later than 12 months after the end of the year. For purposes of computing the nondeductible 4% excise tax, a subsequent declared dividend is considered paid when actually distributed. Furthermore, any dividend that is declared by us in October, November or December of a calendar year, and payable to shareholders of record as of a specified date in such quarter of such year will be deemed to have been paid by us (and received by shareholders) on December 31 of such calendar year, but only if such dividend is actually paid by us in January of the following calendar year.

For purposes of complying with the distribution test for a taxable year as a result of an adjustment in certain of our items of income, gain or deduction by the IRS or us, we may be permitted to remedy such failure by paying a “deficiency dividend” in a later year together with interest. Such deficiency dividend may be included in our deduction of dividends paid for the earlier year for purposes of satisfying the distribution test. For purposes of the nondeductible 4% excise tax, the deficiency dividend is taken into account when paid, and any income giving rise to the deficiency adjustment is treated as arising when the deficiency dividend is paid.

Failure to Qualify. If we were to fail to satisfy one or more requirements for REIT qualification, other than an asset or income test violation of a type for which relief is otherwise available as described above, we would retain our REIT qualification if the failure was due to reasonable cause and not willful neglect, and if we were to pay a penalty of $50,000 for each such failure. It is not possible to predict whether in all circumstances we would be entitled to the benefit of this relief provision. If we fail to qualify as a REIT for any taxable year, and if certain relief provisions of the Code do not apply, we would be subject to federal income tax (including applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible from our taxable income nor will they be required to be made. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of our current and accumulated earnings and profits. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction and shareholders taxed as individuals may be eligible for a reduced tax rate on “qualified dividend income” from regular C corporations.

If our failure to qualify as a REIT is not due to reasonable cause but results from willful neglect, we would not be permitted to elect REIT status for the four taxable years after the taxable year for which such disqualification is effective. In the event we were to fail to qualify as a REIT in one year and subsequently requalify in a later year, we may elect to recognize taxable income based on the net appreciation in value of our assets as a condition to requalification. In the alternative, we may be taxed on the net appreciation in value of our assets if we sell properties within ten years of the date we requalify as a REIT under federal income tax laws.

Taxation of Shareholders

As used herein, the term “U.S. shareholder” means a beneficial owner of our common shares who (for United States federal income tax purposes) (1) is a citizen or resident of the United States, (2) is a corporation or other entity treated as a corporation for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof, (3) is an estate the income of which is subject to United States federal income taxation regardless of its source or (4) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person pursuant to applicable Treasury Regulations. As used herein, the term “non U.S. shareholder” means a beneficial owner of our common shares who is not a U.S. shareholder or a partnership.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a shareholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A shareholder that is a partnership and the partners in such partnership should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common shares.

Taxation of Taxable U.S. Shareholders

Distributions made to our U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate shareholders will not be eligible for the dividends-received deduction as to such amounts. Certain “qualified dividend income” received by domestic non-corporate shareholders in taxable years prior to 2011 is subject to tax at the same tax rates as long-term capital gain (generally a maximum rate of 15% for such taxable years). Dividends paid by a REIT generally do not qualify as “qualified dividend income” because a REIT is not generally subject to federal income tax on the portion of its REIT taxable income distributed to its shareholders. Therefore, our dividends will continue to be subject to tax at ordinary income rates, subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as “qualified dividend income” eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries) in which the REIT has invested. Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT’s “REIT taxable income” for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT’s income that was subject to the Built-in Gains Tax in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year.

Distributions that are properly designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income under the Code.

Distributions in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s shares, and will result in a corresponding reduction in the shareholder’s basis in the shares. Any reduction in a shareholder’s tax basis for its shares will increase the amount of taxable gain or decrease the deductible loss that will be realized upon the eventual disposition of the shares. We will notify shareholders at the end of each year as to the portions of the distributions which constitute ordinary income, capital gain or a return of capital. Any portion of such distributions that exceeds the adjusted basis of a U.S. shareholder’s shares will be taxed as capital gain from the disposition of shares, provided that the shares are held as capital assets in the hands of the U.S. shareholder.

Aside from the different income tax rates applicable to ordinary income and capital gain dividends for noncorporate taxpayers, regular and capital gain dividends from us will be treated as dividend income for most other federal income tax purposes. In particular, such dividends will be treated as “portfolio” income for purposes of the passive activity loss limitation and shareholders generally will not be able to offset any “passive losses” against such dividends. Capital gain dividends and qualified dividend income may be treated as investment income for purposes of the investment interest limitation contained in Section 163(d) of the Code, which limits the deductibility of interest expense incurred by noncorporate taxpayers with respect to indebtedness attributable to certain investment assets.

In general, dividends paid by us will be taxable to shareholders in the year in which they are received, except in the case of dividends declared in the final quarter of the year, but paid in the following January, as discussed above.

In general, a U.S. shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and (2) the shareholder’s adjusted basis of such shares. Such gain or loss will generally be short-term capital gain or loss if the shareholder has not held such shares for more than one year and will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of our distributions required to be treated by such shareholder as long-term capital gain.

We may elect to retain and pay income tax on net long-term capital gains. If we make such an election, you, as a holder of shares, will (1) include in your income as long-term capital gains your proportionate share of such undistributed capital gains (2) be deemed to have paid your proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount and (3) in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains. You will increase the basis in your shares by the difference between the amount of capital gain included in your income and the amount of tax you are deemed to have paid.

Taxation of Non-U.S. Shareholders

The following discussion is only a summary of the rules governing United States federal income taxation of non-U.S. shareholders such as nonresident alien individuals and foreign corporations. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

Distributions.  Distributions that are not attributable to gain from sales or exchanges by us of “United States real property interests” or otherwise effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business and that are not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution (as potentially reduced by tax treaty). Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder’s shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of the shares, as described below.  If a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to branch profits tax with respect to the distribution.

For withholding tax purposes, we are generally required to treat all distributions as if made out of our current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder. We would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, the non-U.S. shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the non-U.S. shareholder’s United States tax liability, if any, with respect to the distribution.

For any year in which we qualify as a REIT, distributions to non-U.S. shareholders who own more than 5% of our shares and that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, a non-U.S. shareholder is taxed as if such gain were effectively connected with a United States business. Non-U.S. shareholders who own more than 5% of our shares would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Also, distributions made to non-U.S. shareholders who own more than 5% of our shares may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty relief or exemption. We are required by applicable regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend regardless of the amount actually designated as a capital gain dividend. This amount is creditable against the non-U.S. shareholder’s FIRPTA tax liability.

Under the Tax Increase Prevention and Reconciliation Act of 2005 (“TIPRA”), enacted on May 17, 2006, distributions, made to REIT or regulated investment company (“RIC”) shareholders, that are attributable to gain from sales or exchanges of United States real property interests will retain their character as gain subject to the rules of FIRPTA discussed above when distributed by such REIT or RIC shareholders to their respective shareholders. This provision is effective for taxable years beginning after December 31, 2005.

If a non-U.S. shareholder does not own more than 5% of our shares during the one-year period prior to a distribution attributable to gain from sales or exchanges by us of United States real property interests, such distribution will not be considered to be gain effectively connected with a U.S. business as long as the class of shares continues to be regularly traded on an established securities market in the United States. As such, a non-U.S. shareholder who does not own more than 5% of our shares would not be required to file a U.S. Federal income tax return by reason of receiving such a distribution. In this case, the distribution will be treated as a REIT dividend to that non-U.S. shareholder and taxed as a REIT dividend that is not a capital gain distribution as described above. In addition, the branch profits tax will not apply to such distributions.

Dispositions.  Gain recognized by a non-U.S. shareholder upon a sale or disposition of our common shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of our shares was held directly or indirectly by non-U.S. persons. We believe, but cannot guarantee, that we have been a “domestically controlled REIT.” However, because our shares are publicly traded, no assurance can be given that we will continue to be a “domestically controlled REIT.”

Notwithstanding the general FIRPTA exception for sales of domestically controlled REIT stock discussed above, a disposition of domestically controlled REIT stock will be taxable if the disposition occurs in a wash sale transaction relating to a distribution on such stock. In addition, FIRPTA taxation will apply to substitute dividend payments received in securities lending transactions or sale-repurchase transactions of domestically controlled REIT stock to the extent such payments are made to shareholders in lieu of distributions that would have otherwise been subject to FIRPTA taxation. The foregoing rules regarding wash sales and substitute dividend payments with respect to domestically controlled REIT stock will not apply to stock that is regularly traded on an established securities market within the United States and held by a non-U.S.

shareholder that held five percent or less of such stock during the one-year period prior to the related distribution. These rules are effective for distributions on and after June 16, 2006. Prospective purchasers are urged to consult their own tax advisors regarding the applicability of the new rules enacted under TIPRA to their particular circumstances.

In addition, a non-U.S. shareholder that owns, actually or constructively, 5% or less of a class of our shares through a specified testing period, whether or not our shares are domestically controlled, will not be subject to tax on the sale of its shares under FIRPTA if the shares are regularly traded on an established securities market. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, special alternative minimum tax in the case of nonresident alien individuals and possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser would be required to withhold and remit to the IRS 10% of the purchase price.

Gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and such nonresident alien individual has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While investments in real estate may generate UBTI, the IRS has issued a published ruling to the effect that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of our shares with debt, a portion of its income from us, if any, will constitute UBTI pursuant to the “debt-financed property” rules under the Code. In addition, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under specified provisions of the Code are subject to different UBTI rules, which may require them to characterize distributions from us as UBTI.

A pension trust that owns more than 10% of our shares is required to treat a percentage of the dividends from us as UBTI (the “UBTI Percentage”) in certain circumstances. The UBTI Percentage is our gross income derived from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts each holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

Information Reporting and Backup Withholding

U.S. Shareholders. We will report to U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding, currently at a rate of 28%, with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Amounts withheld as backup withholding will be creditable against the shareholder’s income tax liability if proper documentation is supplied. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us.

Non-U.S. Shareholders. Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. shareholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. shareholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. shareholder’s country of residence. Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. shareholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. shareholder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.

Tax Aspects of the Operating Partnership

The Operating Partnership holds substantially all of the Company’s investments. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes in its income its proportionate share of these Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held by the Operating Partnership.

State and Local Tax

The Company and its stockholders may be subject to state and local tax in various states and localities, including those in which it or they transact business, own property or reside. The tax treatment of the Company and the stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company’s stock.

EXPERTS

The financial statements and financial statement schedules incorporated in this prospectus by reference from Highwoods Properties Inc.’s Annual Report on Form 10-K, and the effectiveness of Highwoods Properties Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are also incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by DLA Piper LLP (US), Raleigh, North Carolina. In addition, DLA Piper LLP (US) has rendered an opinion with respect to certain federal income tax matters relating to the Company. Two partners of DLA Piper LLP (US) beneficially own an aggregate of less than 0.01% of the Company’s common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about the public reference room. Such reports are also available to the public through the SEC’s Internet site at www.sec.gov. In addition, since some of our securities are listed on the New York Stock Exchange, you can read our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated.

•	Our 2008 Annual Report on Form 10-K; and
•	The description of our common stock included in our Registration Statement on Form 8-A dated May 16, 1994.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations

Highwoods Properties, Inc.

3100 Smoketree Court, Suite 600

Raleigh, North Carolina 27604-1050

Telephone: (919) 872-4924

We also maintain an Internet site at www.highwoods.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus.

Dividend Reinvestment and Stock Purchase Plan

2,000,000 Shares of Common Stock

PROSPECTUS

March 27, 2009

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. The information in this prospectus may only be accurate on the date of this prospectus. This prospectus may be used only where it is legal to sell these securities.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth estimated costs and expenses of the sale and distribution of the securities of Highwoods Properties, Inc. (the “Company”) being registered, all of which will be paid by the registrant.

SEC registration fee	$2,248
Printing and engraving fees	10,000
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Miscellaneous (including listing fees)	10,000
Total	$42,248

Item 15.	Indemnification of Directors and Officers.

The Company’s officers and directors are and will be indemnified against certain liabilities in accordance with the Maryland General Corporation Law and the charter and bylaws of the Company. The charter requires the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the Maryland General Corporation Law. The Maryland General Corporation Law permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The Company also maintains a policy of directors and officers liability insurance covering certain liabilities incurred by the Company’s directors and officers in connection with the performance of their duties.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits.

Exhibit Number	Description

4

Form of certificate representing shares of common stock (filed as part of the Company’s Registration Statement on Form S-11 (No. 33-76952) filed with the SEC on March 28, 1994 and incorporated herein by reference)

5	Opinion of DLA Piper LLP (US) re legality

8	Opinion of DLA Piper LLP (US) re tax matters

23.1	Consent of DLA Piper LLP (US) (included in Exhibits 5 and 8)

23.2	Consent of Deloitte & Touche LLP

24	Power of Attorney (included on signature page)

___________

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)      Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on March 27, 2009.

HIGHWOODS PROPERTIES, INC.
By:	/s/ Edward J. Fritsch
Edward J. Fritsch
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward J. Fritsch, Jeffrey D. Miller or Terry L. Stevens and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ O. Temple Sloan, Jr.	Chairman of the Board of Directors	March 27, 2009
O. Temple Sloan, Jr.

/s/ Edward J. Fritsch	President, Chief Executive Officer, and Director	March 27, 2009
Edward J. Fritsch

/s/ Gene H. Anderson	Senior Vice President and Director	March 27, 2009
Gene H. Anderson

/s/ Thomas W. Adler	Director	March 27, 2009
Thomas W. Adler

/s/ David J. Hartzell	Director	March 27, 2009
David J. Hartzell

/s/ Lawrence S. Kaplan	Director	March 27, 2009
Lawrence S. Kaplan

/s/ Sherry A. Kellett	Director	March 27, 2009
Sherry A. Kellett

/s/ L. Glenn Orr, Jr.	Director	March 27, 2009
L. Glenn Orr, Jr.

/s/ Terry L. Stevens	Senior Vice President and Chief Financial Officer	March 27, 2009
Terry L. Stevens

/s/ Daniel L. Clemmens	Vice President and Chief Accounting Officer	March 27, 2009
Daniel L. Clemmens